U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940
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1. Name and Address of Reporting Person*

   Boley                Kenneth                 Dale
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   (Last)               (First)                 (Middle)


   c/o Unitrend, Inc.   4665 W. Bancroft St.
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                        (Street)


   Toledo                 OH                    43615
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   (City)               (State)                 (Zip)

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2. Issuer Name and Ticket or Trading Symbol

   Unitrend, Inc.

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3. IRS Identification Number of Reporting Person, if an entity (Voluntary)

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4. Statement for Month/Year

   12/31/02

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5. If Amendment, Date of Original (Month/Year)

   N/A

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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

     |X|   Director                             |_|   10% Owner
     |_|   Officer (give title below)           |_|   Other (specify below)


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7. Individual or Joint/Group Filing (Check applicable line)

   |X| Form filed by One Reporting Person
   |_| Form filed by More than One Reporting Person
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Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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


     1.            2.             2A.           3.              4.              5.              6.             7

   Title      Transaction       Deemed     Transaction      Securities      Amount of       Ownership       Nature of
    Of           Date         Execution       Code         Acquired (A)     Securities        Form:         Indirect
  Security                      Date                           or          Beneficially      Direct(D)     Beneficial
              (MM/DD/YY)       if any       (Instr. 8)     Disposed (D)       Owned            or           Ownership
  (Instr. 3)                                                                 at end of      Indirect(I)
                              (MM/DD/YY)                   (Instr. 3,4,      Issuer's                       (Instr.4)
                                                               and 5)       Fiscal Year      (Instr.4)

                                                                            (Instr.3&4)
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  Common         N/A              N/A           N/A            N/A            230,000            D             N/A

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


FORM 5 (continued)
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  Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
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


     1.             2.             3.           3A.           4.           5.              6.
  Title of      Conversion    Transaction     Deemed      Transaction    Number of        Date
 Derivative    Of Exercise        Date       Execution        Code       Derivative    Exercisable
  Security      Price of                       Date.                     Securities       (DE)
               Derivative      (MM/DD/YY)     If any       (Instr.8)     Acquired(A)      and
  (Instr.3)     Security                                                    or         Expiration
                                             (MM/DD/YY)                  Disposed of    Date (ED)
                                                                            (D)        (MM/DD/YY)

                                                                         (Instr.3,4      DE/ED
                                                                            and 5)
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



     7.             8.             9.             10.             11.
  Title and     Price of       Number of       Ownership       Nature of
  Amount of     Derivative     Derivative         of            Indirect
  Underlying     Security      Securities      Derivative      Beneficial
  Securities                  Beneficially      Security       Ownership
                (Instr.5)      Owned at       Direct (D) or
 (Instr.3&4)                  End of Year      Indirect (I)    (Instr.4)
   Title/                      Reported
   Shares                    Transaction(s)    (Instr.4)

                               (Instr.)
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







      /S/ K. Dale Boley                                    March 28,2003
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      ** Signature of Reporting Person                         Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.